Exhibit 23.2

[Letterhead of Altschuler, Melvoin and Glasser LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-38914), as amended, under the Securities Act of 1933 of Old Second Bancorp, Inc. of our report dated June 20, 2006, on our audit of the statement of net assets available for benefits of the Old Second Bancorp, Inc. Employees’ 401(k) Savings Plan and Trust as of December 31, 2005, and the related statement of changes in net assets available for benefits for the year then ended and supporting schedule as of December 31, 2005, which is included in the annual report on Form 11-K for the year ended December 31, 2005.

/s/ ALTSCHULER, MELVOIN AND GLASSER LLP

Deerfield, Illinois
September 8, 2006